FIRST AMENDMENT TO
 CREDIT AGREEMENT

This First Amendment to Credit Agreement (this “First Amendment”) is entered into and made effective as of the ___ day of September, 2017 between RiverNorth Marketplace Lending Corporation, a Maryland corporation (“Borrower”), and The Huntington National Bank (“Lender”).

WITNESSETH

WHEREAS, Borrower and Lender are parties to that certain Credit Agreement, dated as of September 5, 2017 (as may be amended, restated or otherwise modified, the “Credit Agreement”); and

WHEREAS, Borrower and Lender desire to amend Section 6.13 of the Credit Agreement so as to permit Borrower to comply with certain repurchase and redemption obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings given them in the Credit Agreement.

2. Conditions Precedent. The agreement by Lender to enter into this First Amendment and amend the Credit Agreement shall be subject to satisfaction in full of the following conditions:

a. All of the representations, warranties and covenants of Borrower contained in the Credit Agreement shall be true and correct in all material respects as of the date hereof.

b. No event or condition has occurred and is continuing as of the date hereof which constitutes an Event of Default under the Credit Agreement or which, with notice or lapse of time, would constitute an Event of Default under the Credit Agreement.

c. No event has occurred which would reasonably be expected to have a material adverse effect on the financial condition of the Borrower.

d. Borrower has paid all fees and out-of-pocket disbursements incurred by Lender in connection with the preparation, execution and delivery of this First Amendment and any other fees, expenses, costs and charges arising under or relating to the Credit Agreement.

3. Amendment to the Credit Agreement. Section 6.13 of the Credit Agreement is hereby amended and restated to read it its entirety as follows:

“Section 6.13 Dividends and Distributions.

(a) Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Equity Interests if payment of such dividend would cause an Event of Default, or (b) Purchase, redeem or otherwise acquire for value any of its Equity Interests if such purchase, redemption or acquisition would cause an Event of Default; excluding (i) quarterly repurchases of 5-25% of Equity Interests of Borrower in accordance with the 1940 Act, and (ii) redemptions of Equity Interests necessary to permit the Borrower to make such quarterly repurchases of 5-25% of Equity Interests in compliance with the asset coverage requirements of Section 18 of the 1940 Act.”

4. Terms. All terms, covenants and provisions of the Credit Agreement not expressly amended hereby shall remain in full force and effect, and all representations, warranties, covenants and agreements made by the Borrower in the Credit Agreement are reaffirmed, ratified and restated by Borrower as true and correct as of the date hereof.

5. Counterparts. This First Amendment may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall be binding on and inure to the benefit of the undersigned and their respective successors and assigns as if all had signed one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be executed effective as of the date first set forth above.

BORROWER:
RIVERNORTH MARKETPLACE LENDING CORPORATION

By:	/s/ Jon Mohrhardt
Name:	Jon Mohrhardt
Title:	CFO/ Treasurer

LENDER:
THE HUNTINGTON NATIONAL BANK

By:	/s/ Ryan Ferris
Name:	Ryan Ferris
Title:	Vice President